1 FY 2017 Results and FY 2018 Outlook Jerry E. Sheridan President & CEO

2 About This Presentation AmeriGas Partners | Fiscal 2017 Results This presentation contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, regulatory and economic conditions in the United States and in foreign countries, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. AmeriGas undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. In addition, this presentation uses certain non-GAAP financial measures. Please see the appendix for reconciliations of these measures to the most comparable GAAP financial measure.

3 A me riGa s Jerry Sheridan President & CEO, AmeriGas AmeriGas FY 2017 Recap Jerry E. Sheridan President & CEO, AmeriGas

4 • FY17 was 13.5% warmer than normal, 1.3% colder than prior year • FY 17 was 3rd warmest year on record, FY 16 was 2nd warmest • In 2017, temperatures in the critical heating season of January and February were 9% warmer than prior year • Unit margins up ~$0.02 despite 18% increased propane costs • Operating expenses down $21 million, excluding a $7.5 million environmental reserve Adjusted EBITDA is a non-GAAP measure. See appendix for reconciliation. AmeriGas FY17 Earnings Recap $551.2 FY 2016 FY 2017 Adjusted EBITDA ($ in millions) $543.0 $551.3 AmeriGas Partners | Fiscal 2017 Results

Growth Drivers and 2018 Outlook

Growth Initiatives

National Accounts

- Delivered record operating results
- Currently serving over 43,000 customer locations

Cylinder Exchange

- Generated record operating results
- Volume up over 8% compared to prior year
- Over 50,000 distribution points

Acquisitions

- Completed 5 acquisitions ~ 6 million gallons annually
- More than 50% of funding for acquisitions generated by sale of excess/underutilized assets

FY 2018 Adjusted EBITDA Guidance

- Expect Adjusted EBITDA of $650 - $690 million
- Based on normal weather over 15-year period, which is ~3% warmer than previous 30-year period opane Tank

AmeriGas Partners | Fiscal 2017 Results

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Standby Equity Commitment Agreement

- AmeriGas has entered into a standby equity commitment agreement with UGI Corporation
  - Provides AmeriGas with ability to issue Class B common units to UGI in exchange for cash
    - $50 million minimum draws
    - Up to $225 million in total
    - Draws available through July 1, 2019
  - Class B units pay distribution based on a stated yield
    - 130 basis points over common yield
    - Payable in cash or Class B units
  - Class B units are excluded from the IDR waterfall
- Provides AmeriGas with balance sheet flexibility to continue with strategic growth investments should it experience another significantly warmer-than-normal winter
- AmeriGas does not currently have plans to draw on this commitment

AmeriGas Partners | Fiscal 2017 Results

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7 APPENDIX

8 • Because we are unable to predict certain potentially material items affecting net income on a GAAP basis, principally mark-to-market gains and losses on commodity derivative instruments, we cannot reconcile 2018 Adjusted EBITDA, a non-GAAP measure, to net income attribute to AmeriGas Partners, L.P., the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules. Adjustments that management can reasonably estimate are provided in the appendix. • The enclosed supplemental information contains a reconciliation of earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA to Net Income. • EBITDA and Adjusted EBITDA are not measures of performance or financial condition under accounting principles generally accepted in the United States ("GAAP"). Management believes EBITDA and Adjusted EBITDA are meaningful non-GAAP financial measures used by investors to compare the Partnership's operating performance with that of other companies within the propane industry. The Partnership's definitions of EBITDA and Adjusted EBITDA may be different from those used by other companies. • EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss) attributable to AmeriGas Partners, L.P. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year- over-year profitability to that of other master limited partnerships. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions, and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership's profitability because its parent, UGI Corporation, uses the Partnership's Adjusted EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation’s business segments. UGI Corporation discloses the Partnership's Adjusted EBITDA as the profitability measure for its domestic propane segment. AmeriGas Supplemental Footnotes AmeriGas Partners | Fiscal 2017 Results

9 AmeriGas EBITDA and Adjusted EBITDA (Mil l ions of dol lars) EBITDA and Adjusted EBITDA Net income attributable to AmeriGas Partners $ 162.1 $ 207.0 Income tax expense (benefit) Interest Expense Depreciation Amortization EBITDA 514.8 559.5 Subtract net gains on commodity derivative instruments not associated with current-period transactions Loss on extinguishments of debt 59.7 48.9 MGP environmental accrual Noncontrolling interest in gains on commodity derivative instruments not associated with current-period transactions and MGP environmental accrual (a) Adjusted EBITDA $ 551.3 $ 543.0 (a) Includes the impact of rounding. Year Ended September 30, 42.8 43.2 (31.1) (66.1) 2017 2016 2.0 (1.6) 7.50 - 0.4 0.7 160.2 164.1 147.7 146.8 AmeriGas Partners | Fiscal 2017 Results

10 Investor Relations: Will Ruthrauff 610-456-6571 ruthrauffw@ugicorp.com